Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of American Land Lease, Inc. for the registration of 21,862 shares of its common stock and to the incorporation by reference therein of our report dated January 26, 2002 (except for Note T, as to which the date is March 27, 2002), with respect to the consolidated financial statements and schedule of American Land Lease, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ Ernst &Young LLP

Denver, Colorado
November 19, 2002